EXHIBIT 99.1

News
For Immediate Release


EL PASO CORPORATION REPORTS THIRD QUARTER 2003 RESULTS

HOUSTON, TEXAS, NOVEMBER 10, 2003-El Paso Corporation
(NYSE:EP) today reported results for the third quarter of 2003 and updated its progress on its 2003 operational and financial plan.

Third Quarter Results                  Quarter Ended September 30
(In millions, except per share            2003             2002
amounts)

Net loss                                $(146)          $  (69)
Loss from discontinued operations,
net of income taxes                       49                93
Income (loss) from continuing          $  (97)          $   24
operations
Significant items from continuing
operations, net of tax                     91               30
Net income (loss) adjusted for
significant items                      $   (6)          $   54

Loss per share-diluted                $  (.24)          $ (.12)
Loss from discontinued operations          .08              .16
Earnings (loss) from continuing       $  (.16)          $   .04
operations per share-diluted
Significant items from continuing
operations                                .15              .05
Earnings (loss) per share-diluted
adjusted for significant items        $  (.01)         $   .09

                    THIRD QUARTER RESULTS
El Paso reported a net loss of $146 million, or $.24 per diluted share, for the third quarter of 2003 compared with a net loss of $69 million, or $.12 per diluted share, in the third quarter of 2002. Adjusted for significant items, the company had a third quarter 2003 net loss of $6 million, or $.01 per diluted share, compared with net earnings of $54 million, or $.09 per diluted share, in the third quarter of 2002. Third quarter 2003 significant items affecting continuing operations totaled $91 million, or $.15 per diluted share, mostly attributable to various asset impairments. Last year's third quarter results included significant items totaling $30 million, or $.05 per diluted share, related to asset sales. A complete schedule of significant items is attached to this release.

"We continued to show progress on debt reduction and liquidity in the quarter," said Doug Foshee, El Paso's president and chief executive officer. "In addition, we're on track to meet our asset sales goal for the year.
Unfortunately, a good quarter in the pipeline and midstream areas was offset by disappointing results in E&P as we continue to rationalize this business. My first two months at El Paso confirm my belief that while we have significant challenges still ahead, our people and our core assets will allow us to restore the long-term earnings power of the company and restore our balance sheet. I look forward to sharing in more detail later this year our plan for the future."

Recent Accomplishments
Since reporting its second quarter 2003 earnings, El Paso has achieved a number of important financial and operational accomplishments that evidence continued progress implementing its 2003 operational and financial plan.

* Third quarter cash flow from operations totaled $752 million, raising year-to-date cash flow to $1.8 billion.
* The company's obligations senior to common were reduced by approximately $620 million during the third quarter. Additionally, approximately $775 million of obligations senior to common were retired in October.
* As part of the asset sales, El Paso has eliminated $710 million of non-recourse project and power plant restructuring debt that was consolidated on El Paso's balance sheet. Through the sale of El Paso's interest in East Coast Power, L.L.C., the purchaser assumed $571 million of project debt. In addition, last month the company sold its interests in Mohawk River Funding I for $11 million, eliminating $139 million of non-recourse power plant restructuring debt.
* El Paso sold a 9.9-percent general partner interest in GulfTerra Energy Partners, L.P. (NYSE:GTM) to Goldman Sachs & Co. for $88 million. This transaction confirmed the significant value of the general partner interest and furthered El Paso's and GulfTerra's efforts to enhance the credit separation of the two companies. In addition, GulfTerra redeemed all of the Series B Preference Units held by El Paso for $156 million. These units would not have paid cash to El Paso until late 2010.
* The company announced a $500-million drilling venture with wholly owned subsidiaries of Lehman Brothers and Nabors Industries Ltd. that will result in an incremental $350 million of drilling activity over the next nine to 12 months. El Paso is pursuing additional drilling ventures in order to develop its substantial inventory as it reduces the capital spending for the production business.
* El Paso initiated a tender offer in October 2003 to exchange common stock and cash for the company's 9.0-percent equity security units. If all units are tendered, this would result in a reduction of up to $575 million of balance sheet debt, an increase in shareholders equity of approximately $475 million, and a reduction in cash of up to $112 million.
* In September the company reduced its exposure to fluctuations in the Euro by entering into swap agreements that had the effect of replacing 250 million of Euro-denominated fixed-rate debt with dollar-denominated floating rate debt.
* El Paso made continued progress towards the liquidation of its trading portfolio.

                THIRD QUARTER SEGMENT RESULTS

Pipeline Group

The Pipeline Group's third quarter reported EBIT was $301 million compared with $302 million during the third quarter of 2002. Third quarter 2003 results include a $20-million benefit related to the revaluation of common stock to be issued under the western energy settlement, as the liability was adjusted for El Paso's closing stock price on September 30, 2003. The remaining significant item is a $3-million gain associated with an Australian asset sale. After adjusting for significant items, third quarter 2003 EBIT was $278 million compared with $302 million for the same 2002 period. The decline is primarily due to a favorable resolution of measurement issues at a processing plant serving the Tennessee Gas Pipeline Company (TGP) system in 2002, the sale of El Paso's interest in the Alliance pipeline system, and lower revenues on the El Paso Natural Gas Company pipeline system as a result of expired capacity contracts that the company cannot remarket due to various Federal Energy Regulatory Commission (FERC) orders. These factors were partially offset by completed system expansions and new transportation contracts, primarily on the Colorado Interstate Gas Company and Southern Natural Gas Company pipeline systems. Third quarter system throughput was down from 2002 levels as cooler summer weather and higher natural gas prices reduced demand.

El Paso's Pipeline Group continues its active expansion program. In September, Cheyenne Plains Gas Pipeline Company announced plans to increase its capacity from 560 thousand dekatherms per day (Mdth/d) to at least 730 Mdth/d due to significant customer demand. The Cheyenne Plains system is expected to be in-service in early 2005, and the expansion is expected to be in-service in early 2006. The FERC has granted preliminary approvals for the original 560 Mdth/d project. In August, El Paso Natural Gas Company announced the purchase of Copper Eagle Gas Storage, LLC, which is developing a natural gas storage project near Phoenix, Arizona. In addition, TGP placed the first phase of its South Texas Expansion Project, which connects TGP's existing South Texas system to a new natural gas pipeline in northern Mexico, into service in August 2003.

Pipeline Group Results                     Third Quarter Ended
                                               September 30
(In millions)                             2003              2002

Operating Income                          $267              $259
Equity and Other Income                     34                43
Reported EBIT                             $301              $302
Significant items1                        (23)                 -
EBIT adjusted for significant             $278              $302
items

Total throughput (BBtu/d)               18,799            19,508

1 Significant items: Adjustment to stock-based charge for western energy settlement; gain on asset sale
(Australia).

Production
Production's reported EBIT for the third quarter 2003 was $103 million versus $179 million during the third quarter of 2002. Third quarter 2003 results include a $2-million ceiling test charge primarily relating to the company's Turkish full-cost pool that was partially offset by a $1-million asset sale gain. Third quarter equivalent production declined 32 percent due largely to sales of approximately 1.6 trillion cubic feet equivalent (Tcfe) of proved reserves since the third quarter of 2002, normal declines in base production, and mechanical failures on certain wells. The realized price for natural gas, net of hedges, rose to $3.95 per thousand cubic feet (Mcf) in 2003 from $3.21 per Mcf in 2002, while the realized price for oil, condensate, and liquids, net of hedges, rose to $23.82 from $22.19 per barrel (Bbl). Total per-unit costs increased to an average of $2.95 per thousand cubic feet equivalent (Mcfe) in the third quarter 2003 compared with $2.02 per Mcfe during the same 2002 period. The per-unit costs were affected by a higher DD&A rate, which resulted from higher finding and development costs. In addition, the sale of reserves at unit prices that were lower than the average DD&A rate contributed to the increase. Per-unit costs were also affected by higher workover costs and by increased G&A on lower equivalent production during the third quarter of 2003.

In the third quarter of 2003, the company produced 80 billion cubic feet (Bcf) of natural gas, 54 Bcf of which was hedged at an average price of $3.51 per MMBtu, or $3.65 per Mcf. The company has hedged approximately 54 trillion British thermal units (TBtu) of its fourth quarter 2003 natural gas production at a NYMEX price of $3.38 per million British thermal units (MMBtu) or $3.52 per Mcf. For 2004, El Paso has hedged approximately 19 TBtu per quarter of its natural gas production at an average NYMEX price of $2.55 per MMBtu or $2.65 per Mcf. The company expects that its 2003 realized price for natural gas will be approximately $.20 less than the NYMEX spot price due to transportation costs and regional price differentials, net of adjustments for Btu content.

During the third quarter of 2003, El Paso Production drilled a total of 129 wells, with an overall success rate of 90 percent. Most of this drilling took place as part of the company's coal bed methane and Gulf of Mexico deep shelf exploration programs. The deep shelf program continues to exceed expectations with a 56-percent success rate (nine successful wells out of 16 drilled) thus far in 2003. The average deep shelf well has had an estimated 48 Bcf of recoverable reserves with an initial production rate of 30.5 million cubic feet (MMcf) of gas per day and 1,479 barrels of condensate per day. The most recent development in the deep shelf program is a confirmation well in the Jim Bob Mountain discovery. This well doubled the aerial extent of the original discovery to approximately 2,000 acres.

In Brazil, El Paso completed the Santos #14B "Luana" prospect well, as a discovery in the upper Itajai, with 75 feet of pay and estimated proved reserves of 162 Bcfe gross, 88 Bcfe net to El Paso's interest. A confirmation well, Santos #15D, has been drilled and encountered 118 feet of upper Itajai. This interval, along with lower Itajai sands that are present in both wells, will be tested, and if successful, would further increase proved reserves.

Production Results                       Third Quarter Ended
                                                September 30
(In millions)                             2003             2002

Operating Income                        $  101      $       179
Equity and Other Income                      2                -
Reported EBIT                              103              179
Significant items1                           1                -
EBIT adjusted for significant           $  104          $   179
items

Natural gas sales volumes (MMcf)        80,426          120,092
Oil, condensate and liquids sales        2,891            3,986
volumes (MBbls)
Total equivalent sales volumes          97,770          144,008
(MMcfe)

Weighted average realized prices:
     Natural gas ($/Mcf)               $  3.95          $  3.21
     Oil, condensate and liquids        $23.82           $22.19
($/Bbl)

Non-cash per-unit costs ($/Mcfe)       $  1.86          $  1.26
Cash per-unit costs ($/Mcfe)              1.09              .76
Total per-unit costs ($/Mcfe)          $  2.95          $  2.02

1 Significant items: ceiling test charge partially offset by asset sale gain.

Field Services
Field Services reported EBIT of $33 million for the third quarter 2003 compared with a loss of $11 million during the third quarter of 2002. Third quarter 2003 results include a $2-million asset sale loss while last year's quarterly results included a $47-million impairment of an asset that was contracted for sale along with a $1-million loss on an asset sale. Third quarter 2003 EBIT, after adjusting for significant items, was lower than 2002 levels, primarily due to the loss of earnings from divestitures of midstream assets in the mid-continent and north Louisiana. These items were partially offset by increased earnings from GulfTerra and reduced G&A expenses.

The earnings contribution from GulfTerra increased to $40 million this quarter from $17 million during the third quarter of 2002. GulfTerra had a strong third quarter due in part to contributions from the completion of the Cameron
Highway transaction. Cash distributions from GulfTerra totaled $34 million during the quarter compared with $19 million in the second quarter of 2002.

Gathering, transportation, and processing volumes as well as gathering margins were below third quarter 2002 levels due to asset sales. In addition, processing margins were down slightly from a year ago due to an unfavorable movement between natural gas and natural gas liquids prices.

Field Services Results                  Third Quarter Ended
                                              September  30
(In millions)                           2003              2002

Operating Income (loss)                 $(8)              $ 20
Equity and Other Income                   41               (31)
(expense)
Reported EBIT (loss)                      33               (11)
Significant items1                         2                48
EBIT adjusted for significant           $ 35              $ 37
items

Gathering and transportation             190             2,209
volumes (BBtu/d)
Weighted average gathering and          $.15              $.19
transportation rate ($/MMBtu)
Total processing volumes (Inlet        3,017             3,883
BBtu/d)
Weighted average processing             $.10              $.11
margins ($/MMBtu)
Total NGL production (Bbl/d)          96,202           154,895

1 Significant items:  Losses on asset sales.

Merchant Energy

The Merchant Energy Group, consisting of domestic and international power, energy trading, and LNG, reported an EBIT loss of $37 million in the third quarter 2003 compared with a loss of $83 million in the prior-year period. Significant items for 2003 total $91 million and include $68 million of impairments for LNG and power assets, including the East Coast Power project and turbines held in inventory. Merchant Energy also incurred losses of $13 million associated with domestic power asset sales during the quarter and $10 million of restructuring costs associated with the closure of the London office.

El Paso's power business had third quarter EBIT, after adjusting for significant items, of $135 million versus
$98 million in 2002. EBIT from the consolidation of Electron and Gemstone in the second quarter of this year increased third quarter EBIT by $61 million compared with the same period last year. This increase was offset by higher losses on the company's merchant plants, mark-to-market losses on a derivative fuel supply contract, and lower earnings due to asset sales.

Trading operations had a third quarter EBIT loss, after adjusting for significant items, of $73 million compared with a $200 million EBIT loss in the same 2002 period. 2003 results reflect $33 million of losses from a decrease in fair value of derivative contracts and losses on accrual transactions, primarily related to transportation and storage demand charges not recovered during the quarter, $11 million of accretion for the western energy settlement, and $29 million of G&A and depreciation expense.

LNG and Other had an EBIT loss, after adjusting for significant items, of $8 million in the third quarter of 2003 versus income of $20 million last year. The decrease was primarily due to mark-to-market income from the execution of the Snovhit LNG supply contract in 2002 and mark-to-market losses on LNG supply contracts in 2003.

El Paso continues to show consistent progress in exiting the trading business. Since the beginning of the year through September 30, 2003, El Paso's forward contract positions have declined 48 percent, including the liquidation of its European trading portfolio and its coal, currency, and interest rate books. In addition, the company's transportation capacity has declined 57 percent, and storage capacity has declined 84 percent.

Merchant Energy Results                  Third Quarter Ended
                                              September 30
(In millions)                             2003           2002

Operating Loss                           $(70)         $(132)
Equity and Other Income                     33            49
Reported EBIT                            $(37)         $ (83)
Significant items1                          91             1
EBIT adjusted for significant
items                                    $  54        $  (82)

1 Significant items: Impairments of power and LNG assets; restructuring costs, losses on asset sales.

Detailed operating statistics for each of El Paso's businesses are available at www.elpaso.com in the Investors section.


                      LIQUIDITY UPDATE
As of October 31, 2003, El Paso had $2.7 billion of available cash and lines of credit as detailed below.

Sources
(in billions)
Available cash                        $1.6
2-year bank facility                   3.0
  Subtotal sources                    $4.6
Uses
2-year bank facility                  $0.9
2-year facility letters of             1.0
credit
  Subtotal uses                       $1.9
Net available cash and lines of       $2.7
credit

As of September 30, 2003, El Paso had $2.0 billion of available cash and lines of credit, consisting of $1.3 billion of readily available cash and $.7 billion of lines of credit. The company had $1.6 billion of total cash on September 30, 2003.

           NEW DEBT SCHEDULES ON COMPANY WEB SITE
Today, El Paso will add a new section to its Web site that contains a complete schedule of the company's debt as of September 30, 2003 along with a debt maturity schedule as well as an abbreviated legal organization chart with descriptions of the entities in the corporate structure. These materials can be accessed at www.elpaso.com in the Investors section, by clicking "Corporate Debt and Corporate Structure."

CONFERENCE CALL REMINDER; SLIDES TO BE AVAILABLE ON WEB SITE El Paso Corporation has scheduled a live webcast to discuss its financial results today at 10:00 a.m. Eastern Time, 9:00 a.m. Central Time, which may be accessed online through El Paso's Web site at www.elpaso.com in the Investors section. A limited number of telephone lines will also be available to participants by dialing (303) 262-0075 ten minutes prior to the start of the webcast.

During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available
30 minutes before the webcast and can be accessed in the Investors section.

The webcast replay will be available online through the Web site in the Investors section. A telephone audio replay will be also available through November 17, 2003 by dialing (303)
590-3000 (access code 556326).

          DISCLOSURE OF NON-GAAP FINANCIAL MEASURES
The SEC's Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are provided herein and will also be maintained on El Paso's Web site at www.elpaso.com in the Investors section.

El Paso uses the non-GAAP financial measure "earnings before interest expense and income taxes" or "EBIT" to assess the operating results and effectiveness of the company and its business segments. The company defines EBIT as net income
(loss) adjusted for (i) items that do not impact its income
(loss) from continuing operations, such as extraordinary items, discontinued operations, and the impact of accounting changes; (ii) income taxes; (iii) interest and debt expense; and (iv) distributions on preferred interests of consolidated subsidiaries. The company excludes interest and debt expense and distributions on preferred interests of consolidated subsidiaries so that investors may evaluate the company's operating results without regard to its financing methods or capital structure. El Paso's business operations consist of both consolidated businesses as well as substantial investments in unconsolidated affiliates. As a result, the company believes that EBIT, which includes the results of both these consolidated and unconsolidated operations, is useful to its investors because it allows them to evaluate more effectively the performance of all El Paso's businesses and investments.

The company also uses the following non-GAAP financial measures to analyze its ongoing operating results and business segments and to monitor, assess, and identify meaningful trends in its operating and financial performance:

*  "net income (loss) adjusted for significant items";
* "earnings (loss) per share-diluted adjusted for significant items"; and
* "earnings before interest and income taxes adjusted for significant items" or "EBIT adjusted for significant items."

These measures reflect adjustments to GAAP net income
(loss), GAAP earnings (loss) per share-diluted, and EBIT, respectfully, for significant items specified herein and in the attached schedule that management believes are unusual due to their nature or infrequency. El Paso believes that net income (loss) adjusted for significant items, earnings
(loss) per share-diluted adjusted for significant items and EBIT adjusted for significant items measurements are useful to investors because they reflect adjustments for significant items that are unusual due to their nature or infrequency, thereby permitting a meaningful comparison of the company's financial and operating performance between periods and providing important information regarding performance trends.

El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and business segments and to compare the operating and financial performance of the company and business segments with the performance of other companies within the industry.

These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share or other GAAP operating measurements.

El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in pipelines, production, and midstream services. Rich in assets, El Paso is committed to developing and delivering new energy supplies and to meeting the growing demand for new energy infrastructure. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the successful implementation of the 2003 operational and financial plan; the successful implementation of the settlement related to the western energy crisis; actions by the credit rating agencies; the successful close of financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; the uncertainties associated with the outcome of governmental investigations; the outcome of pending litigation, including shareholder derivative and class actions; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.


Contacts
Investor Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Mel Scott, Director
Office: (713) 420-3039
Fax:    (713) 420-6341

				EL PASO CORPORATION

			CONSOLIDATED STATEMENTS OF INCOME
		   (In Millions, Except per Share Amounts)
					(UNAUDITED)


                                    Third Quarter Ended     Nine Months Ended
                                        September 30,          September 30,
                                   ---------------------   -------------------
                                    2003         2002        2003     2002
                                   --------    --------    --------  --------

Operating revenues                   $1,539      $1,696      $5,143   $6,433

Operating expenses
    Cost of products and services       351         546       1,370    1,929
    Operation and maintenance           471         463       1,533    1,476
    (Gain) loss on long-lived assets     54           3         477      (24)
    Western Energy Settlement           (20)          -         103        -
    Ceiling test charges                  2           -           2      267
    Depreciation, depletion
       and amortization                 328         316       1,049    1,000
     Taxes, other than income taxes      81          58         230      194
                                     ------     -------    --------   -------
                                      1,267       1,386       4,764    4,842
                                     ------     -------    --------   -------
Operating income                        272         310         379    1,591

Equity earnings and
  other income (expense)                128         110          34     (151)
                                     ------      ------     -------   -------
Earnings before interest
  expense, income taxes,
  and other charges                     400         420        413     1,440

Interest and debt expense               474         343      1,350       950

Return on preferred interests
  of consolidated subsidiaries            8          37         45       120
                                      ------      ------     ------   -------
Income (loss) before income taxes       (82)         40       (982)      370

Income taxes (benefits)                  15          16       (463)      120

                                      ------      ------    -------   -------
Income (loss) from continuing
  operations                            (97)         24       (519)      250

Discontinued operations,
  net of income taxes                   (49)        (93)    (1,187)     (149)

Cumulative effect of accounting
  changes, net of income taxes            -           -        (22)      168
                                      ------       ------  --------    ------
Net income (loss)                     $(146)       $(69)   $(1,728)     $269
                                      ======       ======  ========    ======
Diluted earnings (losses)
  per common share
  Income (loss) from continuing
    operations                       $(0.16)      $0.04     $(0.87)    $0.46
  Discontinued operations,
    net of income taxes               (0.08)      (0.16)     (1.99)    (0.27)
  Cumulative effect of
    accounting changes,
    net of income taxes                   -           -      (0.04)     0.30
                                    ========    ========  =========   ========
    Net income (loss)                $(0.24)     $(0.12)    $(2.90)    $0.49
                                    ========    ========  =========  =========
Diluted average common
  shares outstanding (000's)        596,054     586,079    595,565   549,326
                                    ========    ========  =========  =========

                                 EL PASO CORPORATION

                      CONSOLIDATED ANALYSIS OF SIGNIFICANT ITEMS
                        (In Millions, Except per Share Amounts)
                                    (UNAUDITED)

                                         Third Quarter      Nine Months
                                           Ended              Ended
                                         September 30,     September 30,
                                       ----------------- -----------------
                                        2003     2002      2003     2002
                                       -------- -------  -------- -------

Net income (loss)                      $ (146)  $  (69)  $(1,728) $   269
                                       -------- -------  -------- -------
Significant items affecting EBIT
Restructuring costs                        10        -       110       63
Impairment of long-lived assets            44        -       483        -
Impairment of equity investments           24        -       398      286
Impairment of cost basis investments        -        -         -       56
Net (gain) loss on sale of
   long-lived assets                        8        1         -       (9)
Net (gain) loss on sale of
   equity investments                       -       48       (12)      48
Western Energy Settlement
   and related expenses                   (20)       -       118        -
Ceiling test charges                        2        -         2      267
Currency loss on Euro bond offering         -        -         -       45
                                        -------  -------  -------   ------
Total significant items affecting EBIT     68       49     1,099      756
                                        -------  -------  -------   ------
Currency loss on Euro bond offering-
   reported as interest and debt expense
Income tax effect of above
   significant items                       23      (19)     (488)    (245)
Discontinued operations, net
   of income taxes                         49       93     1,187      149
Cumulative effect of accounting
   changes, net of income taxes:
Adoption of Derivatives Issue No. C-16      -        -         -      (14)
Adoption of SFAS No. 143 -
   retirement obligations                   -        -        22        -
Adoption of SFAS No. 141 -
   elimination of negative goodwill         -        -         -     (154)
                                        -------  -------  -------  -------
Net income (loss) adjusted for
   significant items                   $   (6)   $  54    $   92  $   761
                                        =======  =======  =======  =======
Diluted earnings (losses) per
   common share:
Diluted earnings per common share
   adjusted for significant items      $(0.01)   $0.09    $ 0.15  $  1.38
Restructuring costs                     (0.02)       -     (0.10)   (0.08)
Impairment of long-lived assets         (0.10)       -     (0.45)       -
Impairment of equity investments        (0.06)       -     (0.37)   (0.35)
Impairment of cost basis investments        -        -         -    (0.07)
Net (gain) loss on sale of
   long-lived assets                    (0.02)       -         -     0.01
Net (gain) loss on sale of
   equity investments                       -    (0.05)     0.01    (0.06)
Western Energy Settlement
   and related expenses                  0.05        -     (0.11)       -
Ceiling test charges                        -        -         -    (0.32)
Currency loss on Euro bond offering         -        -         -    (0.05)
Discontinued operations                 (0.08)   (0.16)    (1.99)   (0.27)
Cumulative effect of accounting
   changes:
Adoption of Derivatives Issue
   No. C-16                                 -        -         -     0.03
Adoption of SFAS No. 143 -
   retirement obligations                   -        -     (0.04)       -
Adoption of SFAS No. 141 -
   elimination of negative goodwill         -        -         -     0.27
                                       -------  -------  -------  -------
Diluted earnings (losses) per
   common share                        $(0.24)  $(0.12)   $(2.90)  $ 0.49
                                     ========  ========  ======== =======
Adjusted diluted average common
   shares outstanding (000's)         596,054  586,079   595,573  557,138
                                     ========  ======== ======== ========
Diluted average common shares
   outstanding (000's)                596,054  586,079   595,565  549,326
                                     ========  ========  ======= ========

(a) Adjusted pro forma diluted earnings (losses) per common share and adjusted pro forma diluted average common shares outstanding for the quarter ended March 31, 2003 and 2002, include the impact of securities that are antidilutive for purposes of reporting under U.S. generally accepted accounting principles.As a result, these amounts differ from our reported amounts.

                                   EL PASO CORPORATION
                             SCHEDULE OF SIGNIFICANT ITEMS
                                       (UNAUDITED)




                                     Third Quarter Ended September 30,      Nine Months Ended September 30,
                                         2003              2002                2003               2002
(In Millions)                       Pre-tax After-tax Pre-tax After-tax  Pre-tax  After-tax Pre-tax  After-tax
                                    ------- --------- ------- ---------  -------  --------- -------  ---------
 Restructuring costs
   Employee severance, retention
    and transition costs            $   6    $  8     $   -    $   -     $  62     $  34    $  23    $   16
   Transaction costs and fees           -       -         -        -         -         -       40        27
   LNG charter cancellation and
    other costs                         4       5         -        -        48        27        -         -
                                   ------------------------------------------------------------------------
      Total restructuring costs        10      13         -        -       110        61       63        43
                                   ------------------------------------------------------------------------
Asset impairments and net
   (gain)loss on sales
Long-lived assets impairment           44      58         -        -       483       269        -         -
Equity investments impairment          24      33         -        -       398       222      286       193
Cost basis investments impairment       -       -         -        -         -         -       56        37
Long-lived assets net
   (gain)loss on sales                  8      12         1        1         -         -       (9)       (6)
Equity investments net
   (gain)loss on sales                  -       -        48       29       (12)       (7)      48        32
                                   ------------------------------------------------------------------------
      Total (gain)/loss on assets      76     103        49       30       869       484      381       256
                                   ------------------------------------------------------------------------
Western Energy Settlement
   and related expenses               (20)    (27)        -        -       118        65        -         -
Valuation as Liquidating Operations
Currency loss on Euro bond offering     -       -         -        -         -         -       45        31
Ceiling test charges                    2       2         -        -         2         1      267       181
                                   ------------------------------------------------------------------------
      Total charges impacting EBIT     68      91        49       30     1,099       611      756       511


                                   ------------------------------------------------------------------------
Discontinued operations, net
  of income taxes                       -      49         -       93         -    1,187        -        149

                                   ------------------------------------------------------------------------
Cumulative effect of accounting
  changes, net of income taxes          -       -         -        -         -       22        -       (168)

                                   ------------------------------------------------------------------------
Total significant items             $  68    $140     $  49    $ 123    $1,099   $1,820     $756       $492
                                   ------------------------------------------------------------------------


                                                                     Nine Months Ended
                                       Third Quarter 2003           September 30, 2003
                                    ---------------------------  ------------------------------
                                      Adjusted  Significant       Adjusted  Significant
                                     EBIT Items   EBIT     EBIT     Items      EBIT      EBIT
                                     ---------  -------  -------  --------- ----------- -------
Total EBIT by segment
   Pipelines                           $278      $(23)     $301     $1,006   $  131      $875
   Production                           104         1       103        529       14       515
   Merchant Energy                       54        91       (37)        22      434      (412)
   Field Services                        35         2        33         86       80         6
   Corporate and Other                   (3)       (3)        -       (131)     440      (571)
                                    ---------   -------   -------  -------   -------   -------
      Total                            $468      $ 68      $400     $1,512   $1,099      $413
                                    =========   =======   =======  =======   =======   =======

                                                                    Nine Months Ended
                                     Third Quarter 2002             September 30, 2002
                                   -------------------------  -------------------------------
                                    Adjusted  Significant        Adjusted  Significant
                                    EBIT Items   EBIT     EBIT    Items       EBIT       EBIT
                                    ---------  -------  -------  --------- ------------ -------
Total EBIT by segment


   Pipelines                          $302      $   -     $302    $1,025     $   1     $1,024
   Production                          179          -      179       629       267        362
   Merchant Energy                     (82)         1      (83)      364       354         10
   Field Services                       37         48      (11)      133        39         94
   Corporate and Other                  33          -       33        45        95        (50)
                                    -------    -------    ------  -------   -------    --------
      Total                           $469      $  49     $420    $2,196      $756      $1,440
                                    =======    =======    ======  =======   =======    ========

